F I N A N C I A L S T A T E M E N T S Digital Insight Corporation Years Ended July 31, 2012 and 2013 With Report of Independent Auditors

Digital Insight Corporation

Financial Statements

Years Ended July 31, 2012 and 2013

Report of Independent Auditors

The Board of Directors and Stockholder
Digital Insight Corporation

We have audited the accompanying financial statements of Digital Insight Corporation (a wholly owned subsidiary of Intuit Inc.), which comprise the balance sheets as of July 31, 2013 and 2012, and the related statements of operations, invested equity, and cash flows for each of the two years in the period ended July 31, 2013 and 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Insight Corporation at July 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Jose, California
October 4, 2013

Digital Insight Corporation

Balance Sheets
(In Thousands)

	July 31
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$—	$1,717
Accounts receivable, net of allowance for doubtful accounts of $30 and $42	41,529	40,481
Deferred costs of sales	2,543	2,529
Prepaid and other current assets	1,177	1,427
Deferred tax asset	1,203	2,193
Total current assets	46,452	48,347

Property and equipment, net	29,261	22,768
Goodwill	914,293	914,293
Intangible assets, net	4,302	5,583
Deferred tax asset	433	10,794
Deferred costs of sales, noncurrent	4,365	6,462
Other long-term assets	2,491	1,344
Total assets	$1,001,597	$1,009,591

Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$15,940	$18,756
Accrued compensation	24,792	18,153
Deferred revenue	3,594	4,168
Total current liabilities	44,326	41,077

Deferred revenue	9,014	10,441
Other liabilities	147	190
Total liabilities	53,487	51,708

Invested equity:
Initial contributed capital	1,351,000	1,351,000
Accumulated deficit, less net contributions from related party - Intuit Inc.	(402,890)	(393,117)
Total invested equity	948,110	957,883
Total liabilities and invested equity	$1,001,597	$1,009,591

See accompanying notes.

Digital Insight Corporation

Statements of Operations
(In Thousands)

	Year Ended July 31
	2013	2012

Revenue	$326,523	$303,975

Expenses:
Cost of revenue	163,424	160,024
Selling and marketing	60,258	62,338
Research and development	39,542	36,239
General and administrative	43,976	40,613
Amortization of other purchased intangibles	—	15,220
Total costs and expenses	307,200	314,434

Income (loss) from continuing operations, before income taxes	19,323	(10,459)
Income tax benefit	(1,023)	(7,406)
Net income (loss)	$20,346	$(3,053)

See accompanying notes.

Digital Insight Corporation

Statements of Invested Equity
(In Thousands)

	Initial Contributed Capital	Accumulated Deficit, Less Net Distributions From Related Party - Intuit Inc.	Total Invested Equity

Balance at July 31, 2011	$1,351,000	$(364,839)	$986,161
Net loss	—	(3,053)	(3,053)
Net distributions to related party - Intuit Inc.	—	(25,225)	(25,225)
Balance at July 31, 2012	1,351,000	(393,117)	957,883
Net income	—	20,346	20,346
Net distributions to related party - Intuit Inc.	—	(30,119)	(30,119)
Balance at July 31, 2012	$1,351,000	$(402,890)	$948,110

See accompanying notes.

Digital Insight Corporation

Statements of Cash Flows
(In Thousands)

	Year Ended July 31
	2013	2012

Operating activities
Net income (loss)	$20,346	$(3,053)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	10,192	11,937
Share-based compensation	10,659	9,255
Amortization of intangible assets	1,281	18,334
Loss on disposal of assets	192	–
Deferred income taxes	11,351	(892)
Changes in operating assets and liabilities:
Accrued compensation and related liabilities	6,640	2,376
Deferred costs of sales	2,083	668
Prepaid and other current assets	250	(149)
Accounts payable and accrued expenses	(2,860)	3,405
Deferred revenue	(2,001)	938
Other assets	(1,146)	278
Accounts receivable	(1,048)	(2,338)
Net cash provided by operating activities	55,939	40,759

Investing activities
Capitalization of internal use software	(16,044)	(8,920)
Capital expenditures	(834)	(2,662)
Net cash used in investing activities	(16,878)	(11,582)

Financing activities
Distributions to related party – Intuit Inc.	(40,778)	(33,775)
Net cash used in financing activities	(40,778)	(33,775)

Net decrease in cash and cash equivalents	(1,717)	(4,598)
Cash and cash equivalents at beginning of year	1,717	6,315
Cash and cash equivalents at end of year	$—	$1,717

See accompanying notes.

Digital Insight Corporation

Notes to Financial Statements

Years Ended July 31, 2012 and 2013
1. Summary of Significant Accounting Policies
Description of Business

In February 2007, Intuit, Inc. (“Intuit”) completed the acquisition of Digital Insight Corporation (“DI”). DI provides digital (online and mobile) banking solutions to financial institutions. These services include the ability to view transaction history, account balances, check images and statements; fund transfers between accounts; inter-institutional transfers; bill payment and bill presentment; financial management, alerts, remote deposit capture, and small business solutions. Many of these services can be accessed from mobile devices.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The financial statements of DI have been carved out of Intuit’s financial statements and reflect the historical results of operations and cash flows of DI.

The financial statements include allocations of certain Intuit operating expenses incurred. The allocations may not represent the costs for the same services that DI may have incurred if it had been operated on a stand-alone basis or as an unaffiliated entity. DI’s results of operations, cash flows, and financial positions may have been materially different had DI been operated on a stand-alone basis or as an unaffiliated entity. It is not practicable to determine the amount of these expenses that would have been incurred had DI operated on a stand-alone basis or as an unaffiliated entity. See Note 3 for further details on the allocations.

All cash-related activities from the operation of the business were processed through Intuit functions, and any cash funding needs of the business were advanced from Intuit on an ongoing basis. To date, DI has not repaid any net amounts advanced from Intuit and does not expect to make repayments in the future. Accordingly, net amounts advanced from Intuit have been included in “Accumulated deficit, less net contribution from related party – Intuit Inc.,” which is included in invested equity.

Digital Insight Corporation

Notes to Financial Statements (continued)

1.Summary of Significant Accounting Policies (continued)
Use of Estimates
The preparation of financial statements in conformity with GAAP requires DI to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates include, but are not limited to, revenue recognition, allowance for doubtful accounts, stock-based compensation expense, provision for income taxes, goodwill, and litigation and settlement costs. DI bases its estimates on historical experience and on assumptions that it believes are reasonable. DI assesses these estimates on a regular basis; however, actual results could materially differ from those estimates.

Revenue

DI enters into multiyear contracts with optional renewals with its customers. Through these arrangements, customers contract with DI to host online banking applications that are available to end users of the customers. These applications allow end users to perform banking functions online, including reviewing account history, paying bills, and transferring funds. The core services DI delivers are Internet Banking, Mobile Banking and Bill Pay. These services, which are generally measured based on numbers of users and executed transactions, are billed on a monthly and/or annual recurring basis and may be accompanied by implementation and/or setup fees. DI also provides its customers ancillary internet banking services.

DI’s revenue is derived primarily from four sources: implementation services, recurring monthly and annual services, training services, and consulting services. DI recognizes revenue when all four revenue recognition criteria have been met:

•	Persuasive evidence of an arrangement exists.

•	Delivery has occurred.

•	Related fees are fixed or determinable.

•	Collection of related fees is probable.

Determining whether and when some of these criteria have been satisfied often involves exercising judgment and using estimates that can have a significant impact on the timing and amount of revenue DI reports. DI typically does not offer refunds of previously earned or paid amounts, rebates, rights of return, or price protection.

Digital Insight Corporation

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Implementation Services

Implementation services include the setup of interfaces for our customers, assistance with integration of our services with the customers’ applications, and dedicated support. DI bills customers up front for implementation and customization fees. DI defers the recognition of these fees and the related costs until delivery has occurred, and then recognizes the fees over the average customer life, which is currently 84 months.

Recurring Monthly and Annual Services

DI records revenue from recurring service fees for internet banking, mobile, and banking and bill pay services each month as services are provided. Service fees are billed on a monthly basis and are based on either the number of end users and/or end-user transactions, or billed as a flat monthly fee.

Optional Professional Services and Training Fees

Customers may also contract with DI for optional professional services and training services. These services are normally provided for in the contract at a specific rate per hour and then recognized as the services are performed.

Multiple-Element Arrangements

DI enters into multiple-element arrangements in which a customer may purchase a subscription and professional services.

For customer arrangements with multiple deliverables, deliverables are accounted for separately when the delivered element has value to the customer on a stand-alone basis and delivery and performance of the undelivered element are considered probable. DI allocates total consideration between the various elements based on the relative selling price method.

DI determines whether the delivered element has value to the customer on a stand-alone basis if
(i) DI sells the element on a stand-alone basis, (ii) DI’s customers can use the delivered element without receipt of the undelivered element, (iii) third parties are available to deliver the services if DI is unable to deliver them, and (iv) customers or third parties have access to the technology

Digital Insight Corporation

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

and intellectual property to perform software implementations in the event that DI is unable or unwilling to complete them. Based on these criteria, DI has assessed that its professional services have stand-alone value.

DI determines the selling price for each element based on the selling price hierarchy of:
(i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) estimated selling price (“ESP”). DI is unable to establish VSOE for any of its services, as it has not historically priced them with sufficient consistency. Also, DI is unable to establish TPE, as it does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, DI developed estimates of selling price based on the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred.

Deferred Revenue

Deferred revenue consists of payments received in advance of revenue recognition from services described above and is recognized as the revenue recognition criteria are met. For implementation fees, customers are invoiced up front and the revenue is recognized over the estimated customer life. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with revenue recognition policy. The portion of deferred revenue DI expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Deferred Cost of Sales

DI defers the costs related to implementation fees that it considers recoverable and recognizes them in cost of revenues over the customer life of 84 months, which represents the same period of recognition as the related revenue. The portion of deferred cost of sales DI expects to recognize during the succeeding 12-month period is recorded in prepaid and other current assets, and the remaining portion is recorded in other long-term assets.

During the years ended July 31, 2013 and 2012, DI capitalized $1.7 million and $2.7 million, respectively, of deferred cost and amortized $3.7 million and $3.5 million, respectively, to cost of revenue.

Digital Insight Corporation

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)
Cash and Cash Equivalents
DI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of amounts on deposit with commercial banks in checking, interest-bearing, and demand money market accounts.

Leases

DI leases office spaces under noncancelable operating leases. The terms of the lease agreements provide for rental payments on a monthly basis. DI recognizes rent expense on a straight-line basis over the lease period and accrues for rent expense incurred but not yet paid.

Property and Equipment

DI’s property and equipment are stated at cost, less accumulated depreciation. Depreciation is recognized on a straight-line basis and is recorded over the estimated useful lives of the respective assets of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the term of the lease.

Goodwill, Purchased Intangible Assets, and Other Long-Lived Assets

The goodwill, purchased intangible assets, and other long-lived assets acquired by Intuit in the purchase of DI are included in the financial statements of DI.

DI regularly performs reviews to determine whether the carrying values of its long-lived assets are impaired. DI reviews goodwill for impairment at least annually in the fourth fiscal quarter, or more frequently if an event occurs indicating the potential for impairment. DI reviews intangible assets that have finite useful lives and other long-lived assets when an event occurs indicating the potential for impairment. In its reviews, DI looks for facts or circumstances, either internal or external, indicating that it may not recover the carrying value of the asset. DI measures impairment losses related to long-lived assets based on the amount by which the carrying amounts of these assets exceed their fair values. DI’s measurement of fair value is generally based on a blend of an analysis of the present value of estimated future discounted cash flows and a comparison of revenue and operating income multiples for companies of similar industry and/or size. DI’s analysis is based on available information and on assumptions and projections that it considers to be reasonable and supportable. The discounted cash flow analysis considers

Digital Insight Corporation

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

the likelihood of possible outcomes and is based on DI’s best estimate of projected future cash flows. If necessary, DI performs subsequent calculations to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets.

DI has goodwill of $914 million reported on the accompanying balance sheets as of July 31, 2013 and 2012. DI completed its annual impairment test during the fourth quarter of the years ended July 31, 2013 and 2012, and concluded that goodwill was not impaired. Additionally, no significant impairment charges of our intangibles and other long-lived assets were recorded during the years ended July 31, 2013 and 2012.

Research and Development

DI expenses the cost of research and development as incurred. Research and development expenses consist primarily of expenses for research and development staff, the cost of third-party service providers, and allocated overhead.

Capitalized Software Costs

DI capitalizes costs related to computer software obtained or developed for internal use. Software obtained for internal use has generally been enterprise-level business and finance software that DI customizes to meet its specific operational needs. Software developed for internal use has generally been used to deliver hosted services to our customers. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years. Capitalized software is reviewed for impairment when indicators of impairment are identified.

Stock-Based Compensation

DI employees participate in Intuit share-based employee compensation plans. Those share-based employee compensation plans are described in Note 7. The share-based employee compensation recorded relates to Intuit option and restricted stock unit grants and Intuit Employee Stock Purchase Plan (“ESPP”) purchases for DI employees. DI amortizes the fair value of option and restricted stock unit grants on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

Digital Insight Corporation

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)
Income Taxes
DI was included in Intuit’s consolidated federal and certain combined state income tax returns for the years ended July 31, 2013 and 2012. As such, DI was not a separate taxable entity for
U.S. federal and certain state income tax purposes. In addition, DI did not have a written tax- sharing agreement with Intuit. The provisions for income taxes and related balance sheet accounts are presented as if DI were a separate taxpayer (“separate return method”). This method of allocating Intuit’s consolidated current and deferred income taxes is systematic, rational, and consistent with the asset and liability method. The separate return method represents a hypothetical computation assuming that DI’s reported revenue and expenses were incurred by a separate taxable entity. Accordingly, the reported provision for income taxes and the related balance sheet account balances (including but not limited to the net operating loss (“NOL”) deferred tax assets) did not equal the amounts that were allocable to DI under the applicable consolidated federal and state tax laws. Further, as DI did not have a tax-sharing agreement in place with Intuit, the expected payable was treated as a dividend to the parent, and the expected receivable was treated as a contribution from the parent. Immediately following the separation from Intuit, the consolidated Intuit tax attributes were allocated between Intuit and DI based on the applicable tax laws.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts, and are not interest-bearing. DI maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The allowance for doubtful accounts is based on DI’s customers’ payment histories, current financial condition, current economic trends, and other known factors that may impact collectibility. If the financial condition of customers were to deteriorate, additional allowances may be required. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.

Fair Value of Financial Instruments

DI measures and reports its cash equivalents, accounts receivable, deferred costs, accounts payable, accrued liabilities, and deferred revenue cost of sales at fair value. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Digital Insight Corporation

Notes to Financial Statements (continued)

1.	Summary of Significant Accounting Policies (continued)

The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level I – Unadjusted quoted prices in active markets for identical assets or liabilities

Level II – Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities

Level III – Unobservable inputs that are supported by little or no market activity for the related assets or liabilities

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There were no assets or liabilities that are recorded at fair value on a recurring basis as of July 31, 2013 and 2012.

2.	Goodwill and Purchased Intangible Assets

As discussed in Note 1, “Goodwill, Purchased Intangible Assets, and Other Long-Lived Assets,” under current accounting rules, goodwill is not amortized but is subject to annual impairment tests. The carrying value of goodwill was $914 million at July 31, 2013 and 2012, respectively.

Digital Insight Corporation

Notes to Financial Statements (continued)

2. Goodwill and Purchased Intangible Assets (continued)

Purchased intangible assets consisted of the following at the dates indicated:

		Year Ended July 31
	Amortization Period	2013	2012
		(In Thousands)

Customer lists	5	$142,000	$142,000
Less accumulated amortization		(142,000)	(142,000)
		—	—

Purchased technology	3	146,060	146,060
Less accumulated amortization		(142,887)	(141,934)
		3,173	4,126

Trade names	5	10,000	10,000
Less accumulated amortization		(10,000)	(10,000)
		—	—

Covenant not to compete and sue	8	3,289	3,289
Less accumulated amortization		(2,160)	(1,832)
		1,129	1,457

Purchased intangible assets		301,349	301,349
Accumulated amortization		(297,047)	(295,766)
		$4,302	$5,583

Amortization expense for the years ended July 31, 2013 and 2012, was $1.3 million and
$18.3 million, respectively.

During the year ended July 31, 2012, DI recorded a credit to goodwill of $0.7 million for tax- related share-based compensation deduction benefits that were more than what was estimated at the time DI was acquired by Intuit.

Digital Insight Corporation

Notes to Financial Statements (continued)

2.	Goodwill and Purchased Intangible Assets (continued)

Amortization of purchased technology assets is charged to amortization of purchased intangible assets in cost of product revenue. Amortization of trade name and customer list is charged to selling and marketing expense. If impairment events occur, they could accelerate the timing of purchased intangible asset charges. At July 31, 2013, DI expects amortization of its purchased intangible assets by fiscal year to be as shown in the following table (in thousands):

Year ending July 31:
2014	$1,443
2015	773
2016	772
2017	758
2018	556
Total expected future amortization expense	$4,302

3.	Transactions With Intuit

Intuit operates DI as a business unit and provides all cash collection, cash disbursement, and payroll services on behalf of DI. Intuit also provides treasury and tax services on behalf of DI. All cash-related activities from the operation of the business are processed through Intuit functions, and any cash funding needs of the business are contributed from Intuit. The resulting net balance owing to Intuit has been combined with retained deficit and presented as “Accumulated deficit, less net contributions from related party – Intuit Inc.”

Intuit provides technology support services to DI. These services provide for the secure transfer of data for transactions and provide on-line banking users account access and aggregation of accounts. This technology support team operates as part of the Intuit Central Technology Operations (“CTO”) group under the name Financial Institution Connectivity and Data Services Group (“FICDS”). The FICDS costs, which are primarily personnel and data center hosting, are allocated to the various benefiting business units, including DI. The allocation methodology is based on department-level headcount within the FICDS group and Intuit’s estimate of time spent related to each of Intuit’s business units. In addition, Data Center support costs related to these services are allocated based on an estimate of the server compute and storage capacity. The FICDS costs allocated to the DI business were $7.1 million and $7.0 million during the years ended July 31, 2013 and 2012, respectively.

Digital Insight Corporation

Notes to Financial Statements (continued)

3. Transactions With Intuit (continued)

Intuit’s Information Technology (“IIT”) group provides Data Center Operations support services to its business units. The DI business operates primarily out of three data centers. A portion of the total pool of costs for these data centers, which is inclusive of labor, contractors, depreciation, and facilities, is allocated to DI based on its actual cabinet and rack space as a share of the facilities’ total cabinet and rack space. The Data Center Operations costs allocated to the DI business were $26.7 million and $29.7 million during the years ended July 31, 2013 and 2012, respectively.

Intuit office facilities and related management services are allocated to Intuit’s business units. The DI business primarily operates out of four different office facilities. A portion of the total pool of costs for these facilities, which is inclusive of rent, depreciation, food service, and administration, is allocated to DI based on its actual square footage utilized as a share of the total available square footage. The facility costs allocated to the DI business were $9.4 million and
$11.3 million during the years ended July 31, 2013 and 2012, respectively.

DI resells TurboTax Online Banking (“TTOB”) on behalf of Intuit’s Consumer Tax group. DI charges Intuit’s Consumer Tax group for the costs it estimates are necessary to recover the costs incurred to support TTOB. The TTOB cost reimbursement is based on a budget established at the end of the prior year, and amounts are reimbursed based on expected usage in each period. The TTOB cost reimbursement included in the accompanying financial statements was $6.1 million and $7.4 million during the years ended July 31, 2013 and 2012, respectively.

The financial statements also include allocations of certain Intuit corporate operating expenses, including centralized legal, accounting, human resources, information technology, marketing, and other corporate services and infrastructure costs. These allocations were principally allocated using either the ratio of DI’s revenue to total revenue of Intuit or the ratio of DI’s number of employees to the total number of Intuit employees, as considered appropriate. In the opinion of management of DI, the allocation method is reasonable.

Digital Insight Corporation

Notes to Financial Statements (continued)

3.	Transactions with Intuit (continued)

The following table summarizes the total operating expense allocations by major category:

	Year Ended July 31
	2013	2012
	(In Thousands)

Cost of goods sold	$38,863	$44,462
Selling and marketing	3,247	3,356
Research and development	10,749	9,232
General and administrative	34,027	34,505
	$86,886	$91,555

4.	Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of July
	2013	2012
Prepaid expenses	$1,177	$1,215
Other assets	—	212
Total prepaid and other current assets	$1,177	$1,427

Digital Insight Corporation

Notes to Financial Statements (continued)

4.Balance Sheet Component (continued)
Property and Equipment

Property and equipment consists of the following (in thousands):

	As of July 31
	2013	2012

Computer equipment	$47,149	$50,108
Furniture, fixtures, and equipment	5,500	5,714
Leasehold improvements	13,385	13,204
Capitalized software costs	54,415	43,755
Construction in progress	9,654	4,874
Total property and equipment	130,103	117,655
Less accumulated depreciation and amortization	(100,842)	(94,887)
Property and equipment, net	$29,261	$22,768

Depreciation and amortization expense during the years ended July 31, 2013 and 2012, was
$10.2 million and $11.9 million, respectively. Depreciation and amortization expense for capitalized software costs during the years ended July 31, 2013 and 2012, was $5.3 million and
$3.7 million, respectively.
5.Commitments and Contingencies
Operating Leases

DI leases office facilities under various operating lease agreements. The leases provide for annual rent increases and contain renewal options. Annual minimum commitments under the leases are shown in the table below. Future rental payments under noncancelable operating leases with initial terms in excess of one year are as follows (in thousands):

Year ending July 31:
2014	$2,121
2015	2,160
2016	1,586
2017	983
Total minimum payments	$6,850

Digital Insight Corporation

Notes to Financial Statements (continued)

5.	Commitments and Contingencies (continued)

Rental expenses from these leases are recognized on a straight-line basis through the end of the lease. Rent expense during the years ended July 31, 2013 and 2012, was $2.1 million and
$2.2 million, respectively.

Indemnifications

DI generally agrees to indemnify its customers against legal claims that DI’s software products infringe upon certain third-party intellectual property rights. In the event of such a claim, DI is generally obligated to defend its customer against the claim and to either settle the claim at DI’s expense or pay damages that the customer is legally required to pay to the third-party claimant. In addition, in the event of an infringement, DI agrees to modify or replace the infringing product, or, if those options are not reasonably possible, to refund the cost of the software, as prorated over a period of years. To date, DI has not been required to make any payment resulting from infringement claims asserted against our customers. As such, DI has not recorded a liability for infringement costs as of July 31, 2013 and 2012.

Legal Matters

In the ordinary course of business, DI may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters. DI will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. In fiscal 2013, DI entered into a settlement agreement related to a patent infringement claim against DI. The claim was settled for $1.0 million and recorded as general and administrative expense in the statement of operations during the year ended July 31, 2013.

DI believes that liabilities associated with any open claims, while possible, are not probable, and therefore DI has not recorded any accrual for any claims as of July 31, 2013. Further, any possible range of loss cannot be reasonably estimated at this time.

Digital Insight Corporation

Notes to Financial Statements (continued)

6.	Income Taxes

DI’s operating results have historically been included in Intuit’s consolidated U.S. federal and state income tax returns. For purposes of these financial statements, the provision for income taxes, taxes payable and deferred income tax balances had been recorded as if DI had filed all tax returns on a separate return basis (“hypothetical carve-out basis”) from Intuit. All income tax payables or receivables have been recorded as part of DI’s invested equity.

DI’s income (loss) from continuing operations was substantially all US income subject to US federal and state taxation.

The benefit for income taxes from continuing operations consists of the following (in thousands):

	Fiscal Years Ending July 31
	2013	2012

Current income tax expense (benefit):
Federal	$(7,278)	$(1,119)
State	92	(1,963)
	(7,186)	(3,082)

Deferred income tax expense (benefit):
Federal	5,751	(4,232)
State	413	(92)
	6,164	(4,324)
Total benefit for income taxes	$(1,022)	$(7,406)

For the year ended July 31, 2013, an income tax benefit of $1.0 million was recorded on income before income tax of $19.3 million. The income tax benefit was primarily related to the release of income tax contingencies as a result of audit period closures, and the benefit associated with the research and development tax credits generated during the current year. For the year ended July 31, 2012, an income tax benefit of $7.4 million was recorded on a loss before income tax of
$10.5 million. The income tax benefit was primarily related to the loss before income taxes, release of income tax contingencies as a result of audit period closures, and the benefit associated with the research and development tax credits generated during the current year.

Digital Insight Corporation

Notes to Financial Statements (continued)

6.Income Taxes (continued)

Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. DI’s significant deferred tax assets are related to net operating losses and deferred revenue that has been recognized for tax purposes. DI’s significant deferred tax liabilities are related to accelerated tax depreciation and accelerated deductions for accrued implementation costs.

DI has net operating loss carryforwards for tax purposes that may be available to offset future taxable income. These include federal net operating losses of $6.6 million, which start to expire in 2023 and various state net operating losses of approximately $20.1 million, which start to expire in 2020. Utilization of the net operating losses is subject to annual limitation. The annual limitation may result in the expiration of net operating losses before utilization.

DI was included in the Intuit consolidated federal and certain combined state income tax returns. NOL and other carryforwards were presented on a separate return method and therefore did not equal the amounts that were allocable to DI under the applicable federal and state tax laws. The table above reflects gross NOLs and tax credits for tax return basis that are different from financial statement NOLs and tax credits, primarily due to the financial statements being presented on a separate return method and netted against the corresponding uncertain tax liabilities.

DI recognizes unrecognized tax benefits in noncurrent tax liabilities. The balances of unrecognized tax benefits as of July 31, 2013 and 2012, are $1.6 million and $9.1 million.

DI recognized interest and penalties related to unrecognized tax benefits in its income tax provision. As of July 31, 2013 and 2012, DI has accrued interest of $0.1 million and
$0.8 million, respectively.

DI estimates that it is reasonably possible that the balance of unrecognized tax benefits as of July 31, 2013, may decrease by $0.4 million in the next 12 months as a result of the lapse of statutes of limitation.

Digital Insight Corporation

Notes to Financial Statements (continued)

7.Share-Based Incentive Programs
Description of Intuit Stock Plans
Under the Intuit 2005 Equity Incentive Plan (the “2005 Plan”), Intuit is permitted to grant incentive and non-qualified stock options, restricted stock awards, restricted stock units, and stock bonus awards to DI’s employees and consultants. All options granted under the 2005 Plan through July 31, 2013, have exercise prices equal to the fair market value of Intuit stock on the date of grant. Options granted under the 2005 Plan typically vest over three years based on continued service and have a seven-year term. Restricted Stock Units (“RSUs”) granted under those plans typically vest over three years based on continued service. In addition, DI employees participate in Intuit’s ESPP.

Description of Intuit Employee Stock Purchase Plan

The Intuit ESPP allows eligible DI employees to make payroll deductions to purchase Intuit stock on regularly schedules purchase dates at a discount. The Intuit ESPP has been amended several times since its adoption. Offering periods under the ESPP are six months in duration and are composed of two consecutive three-month accrual periods. Shares are purchased at 85% of the lower of the closing price for Intuit common stock on the first day of the offering period or the last day of the accrual period.

Stock-Based Compensation Expense

Stock-based compensation expense consists of the following (in thousands):

	Year Ended July 31
	2013	2012
Stock-based compensation:
Cost of revenues - services	$2,595	$2,221
Sales and marketing	4,107	3,266
Research and development	3,309	3,203
General and administrative	648	565
Total stock-based compensation:	$10,659	$9,255

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Notes to Financial Statements (continued)

7. Share-Based Incentive Programs (continued)
Determining Fair Value
Valuation and Amortization Method. DI estimates the fair value of Intuit stock options granted using a lattice binomial model and a multiple option award approach. Intuit stock options have various restrictions, including vesting provisions and restrictions on transfer, and are often exercised prior to their contractual maturity. The use of a lattice binomial model requires the use of extensive actual employee exercise behavior and a number of complex assumptions, including the expected volatility of Intuit’s stock price over the term of the options, risk-free interest rates, and expected dividends. DI amortizes the fair value of options on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

Intuit RSUs granted typically vest based on continued service. DI values these time-based Intuit RSUs at the date of grant using the intrinsic value method, adjusted for estimated forfeitures. DI amortizes the fair value of time-based Intuit RSUs on a straight-line basis adjusted for estimated forfeitures over the service period. Certain Intuit RSUs granted to senior management vest based on the achievement of pre-established performance or market goals. DI estimates the fair value of performance-based Intuit RSUs at the date of grant using the intrinsic value method and the probability that the specified performance criteria will be met, adjusted for estimated forfeitures. Each quarter DI updates its assessment of the probability that the specified performance criteria will be achieved and adjusts its estimate of the fair value of the performance-based Intuit RSUs if necessary. DI amortizes the fair values of performance-based Intuit RSUs over the requisite service period adjusted for estimated forfeitures for each separately vesting tranche of the award. DI estimates the fair value of market-based Intuit RSUs at the date of grant using a Monte Carlo valuation methodology and amortizes those fair values over the requisite service period adjusted for estimated forfeitures for each separately vesting tranche of the award.

The Monte Carlo methodology that DI uses to estimate the fair value of market-based Intuit RSUs at the date of grant incorporates into the valuation the possibility that the market condition may not be achieved. Provided that the requisite service is rendered, the total fair value of the market-based Intuit RSUs at the date of grant must be recognized as compensation expense, even if the market condition is not achieved. However, the number of shares that ultimately vest can vary significantly with the performance of the specified market criteria.

Expected Term. The expected term of Intuit options granted represents the period of time that they are expected to be outstanding and is a derived output of the lattice binomial model. The expected term of Intuit stock options is impacted by all of the underlying assumptions and calibration of DI’s model. The lattice binomial model assumes that option exercise behavior is a

Digital Insight Corporation

Notes to Financial Statements (continued)

7. Share-Based Incentive Programs (continued)

function of the option’s remaining vested life and the extent to which the market price of Intuit’s common stock exceeds the option exercise price. The lattice binomial model estimates the probability of exercise as a function of these two variables based on the history of exercises and cancellations on all past option grants made to DI’s employees.

Expected Volatility. DI estimates the volatility of Intuit common stock at the date of grant based on the implied volatility of one-year and two-year publicly traded options on Intuit common stock. DI’s decision to use implied volatility was based upon the availability of actively traded options on Intuit’s common stock and its assessment that implied volatility is more representative of future stock price trends than historical volatility.

Risk-Free Interest Rate. DI bases the risk-free interest rate that is use in the Intuit option valuation model on the implied yield in effect at the time of option grant on constant maturity
U.S. Treasury issues with equivalent remaining terms.

Dividends. Prior to July 2011, Intuit paid no cash dividends on Intuit common stock and did not anticipate paying any cash dividends, so an expected dividend yield of zero was used in the Intuit option valuation model. In July 2011, Intuit determined that it was probable that it would pay quarterly cash dividends in the future, and as a result, Intuit began using an annualized expected dividend yield in its option valuation model. Intuit paid quarterly cash dividends during fiscal 2012 and currently expect to continue to pay cash dividends in the future.

Forfeitures. DI estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. DI uses historical data to estimate pre-vesting option forfeitures and records share-based compensation expense only for those awards that are expected to vest.

DI used the following assumptions to estimate the fair value of options granted and shares purchased under the Intuit ESPP for the 12 months ended July 31, 2013 and 2012:

	Stock Options		Employee Stock Purchase Plan
	Year Ended July 31		Year Ended July 31
	2013	2012	2013	2012
Expected volatility (range)	22%–27%	27%–33%	20%–24%	24%–33%
Weighted-average expected volatility	23%	29%	22%	29%
Risk-free interest rate (range)	0.49%–1.05%	0.43%–0.85%	0.05%–0.11%	0.00–0.10%
Expected dividend yield	1.02%–1.18%	1.02%–1.20%	1.04%–1.17%	1.00%–1.20%

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Notes to Financial Statements (continued)

7.	Share-Based Incentive Programs (continued)

Stock Option Activity and Share-Based Compensation Expense

A summary of DI stock option activity under all Intuit share-based compensation plans was as follows for the periods indicated:

	Number of Shares	Exercise Price Per Share	Weighted-Average Exercise Price Per Share
Outstanding at July 31, 2011	1,123,339	$11.04 – 48.87	$32.65
Options transferred to and from DI(1)	73,766	1.88 – 47.79	7.25
Granted	95,886	55.18 – 57.60	56.5
Exercised	(443,423)	11.04 – 47.05	28.5
Canceled or expired and returned to pool,
net of options from expired plans	(29,845)	26.64 – 47.79	38.83
Outstanding at July 31, 2012	819,723	1.88 – 57.60	35.18
Options transferred to and from DI(2)	(54,381)	11.04 – 56.52	33.68
Granted	12,500	59.92	59.92
Exercised	(376,728)	1.88 – 56.52	32.76
Canceled or expired and returned to pool,
net of options from expired plans	(40,336)	27.68 – 59.92	51.27
Outstanding at July 31, 2013	360,778	11.04 – 57.60	36.99

(1)
In the year ended July 31, 2012, options to purchase 122,733 shares were transferred to DI in connection with the transfer of certain Intuit Inc. employees to DI, and options to purchase 48,967 shares were transferred from DI in connection with the transfer of certain DI employees to Intuit Inc.

(2)
In the year ended July 31, 2013, options to purchase 59,911 shares were transferred to DI in connection with the transfer of certain Intuit Inc. employees to DI, and options to purchase 114,292 shares were transferred from DI in connection with the transfer of certain DI employees to Intuit Inc.

The weighted-average fair value of Intuit options granted during the years ended July 31, 2013 and 2012, was $12.04 and $11.95, respectively.

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Notes to Financial Statements (continued)

7. Share-Based Incentive Programs (continued)

Options outstanding and exercisable at July 31, 2013, were as follows:

	Number of Shares	Exercise Price Per Share	Weighted-Average Exercise Price Per Share
Options outstanding	360,778	3.43	$36.99
Options exercisable and expected to vest	356,807	3.40	36.78
Options exercisable	296,533	2.95	33.24

DI defines in-the-money options at July 31, 2013, as options that had exercise prices lower than the $63.92 market price of Intuit’s stock at that date. The aggregate intrinsic value of Intuit’s options outstanding at July 31, 2013, is calculated as the difference between the exercise price of the underlying options and the market price of Intuit’s common stock for the 360,778 shares that were in-the-money at that date. There were 296,533 in-the-money options exercisable at July 31, 2013. The total intrinsic value of options exercised during the year ended July 31, 2013, was
$11.0 million, determined as of the date of exercise.

DI recorded $2.6 million in share-based compensation expense for stock options and purchases under Intuit ESPP for the year ended July 31, 2013. There was no tax benefit recognized related to this share-based compensation expense on a stand-alone basis. See Note 6, “Income Taxes,” for further discussion. As of July 31, 2013, there was $0.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. DI expects to recognize that cost over a weighted-average period of 0.08 years.

Digital Insight Corporation

Notes to Financial Statements (continued)

7.	Share-Based Incentive Programs (continued)

Restricted Stock Unit Activity and Share-Based Compensation Expense

A summary of DI’s RSU activity under all Intuit share-based compensation plans was as follows for the periods indicated:

	Number of Shares	Weighted-Average Grant Date
Nonvested at July 31, 2011	605,459	$37.97
RSUs transferred to and from DI(1)	8,184	32.09
Granted	177,103	55.90
Vested	(306,471)	33.25
Forfeited	(43,524)	38.40
Nonvested at July 31, 2012	440,751	48.30
RSUs transferred to and from DI(2)	(44,079)	52.94
Granted	26,633	60.82
Vested	(207,432)	44.76
Forfetied	(41,881)	47.57
Nonvested at July 31, 2013	173,992	53.44

(1)
In the year ended July 31, 2012, 51,729 RSU shares were transferred to DI in connection with the transfer of certain Intuit Inc. employees to DI, and 43,545 RSU shares were transferred from DI in connection with the transfer of certain DI employees to Intuit Inc.

(2)	In the year ended July 31, 2013, 34,126 RSU shares were transferred to DI in connection with the transfer of certain Intuit Inc. employees to DI, and 78,205 RSU shares were transferred from DI in connection with the transfer of certain DI employees to Intuit Inc.

The total fair value of Intuit RSUs granted during the years ended July 31, 2013 and 2012, was$1.6 million and $9.9 million, respectively.

Digital Insight Corporation

Notes to Financial Statements (continued)

8.	Employee Benefit Plans

Executive Deferred Compensation Plan

Certain DI employees were eligible to participate in Intuit’s Executive Deferred Compensation Plan, which became effective January 1, 2005. The plan was adopted to meet the requirements for deferred compensation under Section 409A of the Internal Revenue Code. The plan provides that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries, bonuses, and commissions. DI has agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. DI may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts, and vesting schedules of employer contributions are at the sole discretion of the Intuit Compensation and Organizational Development Committee of its Board of Directors or its delegate. The benefits under this plan are unsecured. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death, or a change of control of Intuit. Employer contributions to the plan were not significant for any period presented.

DI liabilities related to this plan were $2.4 million and $1.3 million at July 31, 2013 and 2012, respectively. DI matched the plan liabilities with similar performing assets. These assets are recorded in other long-term assets, while liabilities related to obligations are recorded in other current liabilities on DI’s balance sheets.

401(k) Plan

DI employees are eligible to participate in the Intuit Inc. 401(k) Plan. Effective January 1, 2012, DI employees who participate in the Intuit Inc. 401(k) Plan may contribute up to 30% of pretax salary to the plan, subject to limitations imposed by the Internal Revenue Code. The plan allows Intuit to make matching contributions. Beginning January 1, 2012, Intuit changed the matching formula to match employee contributions to 125% of the first 6% of employee contributions, up to a maximum matching contribution of $10,000. One hundred percent of the matching contributions vest after two years of service.

Digital Insight Corporation

Notes to Financial Statements (continued)

8.	Employee Benefit Plans (continued)

Prior to January 1, 2012, DI employees who participate in the Intuit Inc. 401(k) plan may contribute up to 20% of pretax salary to the plan, subject to limitations imposed by the Internal Revenue Code. The plan allows Intuit to make matching contributions. Intuit’s formula to match employee contributions was 150% of the first $1,000 and up to 75% of the next 6% of salary, up to a maximum of $10,000, subject to Internal Revenue Service limitations. Fifty percent of matching contributions vested after two years of service by the employee, and 100% of matching contributions vested after three years of service.

Matching contributions were $5.1 million and $4.4 million in fiscal 2013 and 2012, respectively. Participating employees who are age 50 or older may also make catch-up contributions. These contributions are not matched.

9.	Restructuring

In response to certain business events that occurred during the year ended July 31, 2013, DI realigned its work force and recorded pre-tax expense of $5.0 million for the severance benefits provided to the impacted employees. The employees were notified prior to July 31, 2013, and substantially completed the separation process shortly thereafter. There were no severance benefits paid to the impacted employees prior to July 31, 2013. The severance costs were recorded as expense within the same functional expense category in which the affected employees had been assigned, and the accrued costs are reflected in accrued compensation. The restructuring charges for the year ended July 31, 2013, were expensed as follows (in thousands):

Cost of goods sold	$1,483
Selling and marketing	1,424
Research and development	1,808
General and administrative	250
$4,965

10.	Subsequent Events

On August 1, 2013, Intuit sold DI to a private equity firm, Thoma Bravo LLC (Thoma Bravo), for approximately $1.025 billion, of which $600 million was financed by Thoma Bravo using borrowings leveraged by the underlying assets of DI.

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Notes to Financial Statements (continued)

10. Subsequent Events (continued)

Intuit has agreed to provide certain operational services on behalf of Thoma Bravo for a transitional period, of up to a year, subsequent to the acquisition of DI.

The financial statements have been evaluated for subsequent events through October 4, 2013, which is the date the financial statements were issued.